                                                   EXHIBIT 99


                       ISCO, INC. RETIREMENT PLU$ PLAN

                     Financial Statements And Supplemental

                         Schedules For The Years Ended

                             July 31, 1999 and 1998

                        And Independent Auditors' Report

                         ISCO, INC. RETIREMENT PLU$ PLAN

                 FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
                        AND INDEPENDENT AUDITORS' REPORT


                                TABLE OF CONTENTS



                                                                                           Page
FINANCIAL STATEMENTS:

     Independent Auditors' Report                                                           44

     Statements of Net Assets Available for Benefits                                        45

     Statements of Changes in Net Assets Available for Benefits                             46

     Notes to Financial Statements                                                          47


SUPPLEMENTAL SCHEDULES:


     Item 27a - Schedule of Assets Held for Investment Purposes - July 31, 1999             53

     Item 27d - Schedule of Reportable Transactions - Year Ended July 31, 1999              54


     Schedules not filed herein are omitted because of the absence of the conditions under which they are required.

                          INDEPENDENT AUDITORS' REPORT


Plan Committee
Isco, Inc. Retirement Plu$ Plan
Lincoln, Nebraska

We have audited the accompanying statements of net assets available for benefits of the Isco, Inc. Retirement Plu$ Plan as of July 31, 1999 and 1998 and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Isco, Inc. Retirement Plu$ Plan as of July 31, 1999 and 1998, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of (1) assets held for investment purposes as of July 31, 1999, and (2) reportable transactions for the year ended July 31, 1999, are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information by employer directed and participant directed fund in the statements of net assets available for benefits and the statements of changes in net assets available for benefits is presented for the purpose of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of the individual funds. The supplemental schedules and supplemental information by employer directed and participant directed fund is the responsibility of the Plan's management. Such supplemental schedules and supplemental information by employer directed and participant directed fund have been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

Deloitte & Touche LLP


Lincoln, Nebraska
October 1, 1999

                         ISCO, INC. RETIREMENT PLU$ PLAN

                 STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
                             (amounts in thousands)


                                               July 31, 1999                       July 31, 1998
                                     ----------------------------------      -------------------------
                                            Supplemental                            Supplemental
                                        Information by Fund                     Information by Fund
                                     ------------------------                -------------------------
                                     Employer     Participant                Employer     Participant
                                      Directed      Directed       Total      Directed      Directed    Total


Investments, at fair value as determined
 by quoted market prices (Note C):
    Money market funds                $   132       $ 2,563       $ 2,695       $228        $ 1,864     $ 2,092
    Mutual funds                           --        24,201        24,201         --         20,845      20,845
    Bank collective funds                  --            --            --         --            428         428
    Isco, Inc. common stock fund           --           464           464         --            442         442
Investments, at estimated fair
 value (Note C):
    Other investments                      13            --            13         13             --          13
                                     ---------      --------      ---------     -----      ---------     -------
                                          145        27,228        27,373        241         23,579      23,820

Participant loans                          --           450           450         --            501         501
                                     ---------      --------      ---------     -----      ---------     -------
    Total investments                     145        27,678        27,823        241         24,080      24,321
                                     ---------      --------      ---------     -----      ---------     -------

    Net assets available for benefits  $  145       $27,678       $27,823       $241        $24,080     $24,321
                                     ---------      --------      ---------     -----      ---------     -------
                                     ---------      --------      ---------     -----      ---------     -------



The accompanying notes are an integral part of the financial statements

                         ISCO, INC. RETIREMENT PLU$ PLAN

           STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                             (amounts in thousands)



                                                 July 31, 1999                       July 31, 1998
                                         ----------------------------------  ------------------------------------
                                                 Supplemental                         Supplemental
                                            Information by Fund                  Information by Fund
                                         ------------------------            ---------------------------
                                          Employer    Participant             Employer      Participant
                                           Directed     Directed       Total   Directed       Directed      Total
                                         -----------  -----------      -----  ---------     -----------     -----
Investment income (Notes C):
    Dividends, interest,
    and other income                      $ 11          $  2,874    $  2,885    $  29       $  2,893       $  2,922
    Net realized and unrealized
       appreciation (depreciation) in
       fair value of investments            --               581         581      (28)           340            312
                                          -----         --------    --------    ------      --------       --------
Net investment income                       11             3,455       3,466        1          3,233          3,234
                                          -----         --------    --------    ------      --------       --------
Contributions:
    Employer annual profit sharing          --                --          --       --             --             --
    Employer 401(k) matching                --               163         163       --            152            152
    Participant                             --               857         857       --            802            802
                                          -----         --------    --------    ------      --------       --------
                                            --             1,020       1,020       --            954            954
                                          -----         --------    --------    ------      --------       --------
    Total additions                         11             4,475       4,486        1          4,187          4,188

Benefits paid                               (6)             (978)       (984)      (6)          (792)          (798)
Transfers                                 (101)              101          --        --            --             --
    Increase (decrease) in net assets    ------         --------    --------    ------      --------       --------
       available for benefits              (96)            3,598       3,502       (5)         3,395          3,390

Net assets available for benefits:
    Beginning of year                      241            24,080      24,321      246         20,685         20,931
                                          -----         --------    --------    ------      --------       --------
    End of year                       $    145          $ 27,678    $ 27,823    $ 241       $ 24,080       $ 24,321
                                          -----         --------    --------    ------      --------       --------
                                          -----         --------    --------    ------      --------       --------

The accompanying notes are an integral part of the financial statements

                         ISCO, INC. RETIREMENT PLU$ PLAN

                          NOTES TO FINANCIAL STATEMENTS
                       Years ended July 31, 1999 and 1998
             (Columnar amounts in thousands, except share/unit data)

NOTE A. DESCRIPTION OF PLAN.

GENERAL. The following brief description of the Isco, Inc. Retirement Plu$ Plan (the Plan) is provided for general information purposes only. Participants should refer to the Plan document for more complete information. The Plan was established, effective August 1, 1972, to provide retirement benefits for the employees of Isco, Inc. The Plan was last amended effective August 1, 1995. Effective August 1, 1987, a 401(k) salary reduction option was incorporated into the Plan. Employees are eligible for participation after they have completed one year of service and are at least 21 years of age. A year of service is defined as the accumulation of 1,000 hours of credited service during a one-year period beginning on the employment date.

Participant contributions, Employer 401(k) matching contributions, and Employer annual profit sharing contributions, are invested at American Century Investments under the direction of the plan participants.

CONTRIBUTIONS. Contributions to the Plan are provided from the following sources:

EMPLOYER ANNUAL PROFIT SHARING CONTRIBUTION (PARTICIPANT DIRECTED). The Employer is required to contribute an amount equal to the lesser of 7% of the current net profit of the Company or the maximum amount allowed by the Internal Revenue Code. The contributed amount received by each participant is based on their percentage of total eligible compensation.

PARTICIPANT CONTRIBUTIONS (PARTICIPANT DIRECTED). Plan participants may elect to reduce their compensation by a maximum of 12%, subject to IRS limitations. The Employer then contributes the amount of reduction in compensation to the Plan on behalf of each participant.

EMPLOYER 401(k) MATCHING CONTRIBUTION (PARTICIPANT DIRECTED). The Employer is required to match 20% of the contribution made on behalf of each participant electing salary reductions up to a maximum of 10% of the participant's eligible compensation.

PARTICIPANT ACCOUNTS. Each participant's account is credited with the participant's contribution, the Employer's matching contribution and the allocated portion of the Employer's annual profit sharing contribution and the forfeited portion of terminated participants' non-vested account balances. Any 401(k) forfeitures are allocated, based on a participant's contributions to the 401(k) plan during the plan year. The Employer's annual profit sharing contribution and related forfeitures are allocated to each participant's account based on the percentage of the participant's eligible compensation for the plan year to the total compensation of all eligible participants for the plan year. Earnings are credited directly to each investment option in which the participant had an investment on the record date of the dividend or interest distribution.

VESTING. Participant contributions (i.e. employee salary reduction amounts) are immediately fully vested and nonforfeitable. Employer profit sharing contributions and the Employer 401(k) matching contributions vest 20% upon completion of three years of credited service, increasing 20% per year until fully vested upon completion of seven years of credited service.

PAYMENT OF BENEFITS. On termination of service due to death, disability or retirement, a participant with a vested balance greater than $5,000 may elect to receive either a lump sum equal to the participant's vested interest in his or her account, or monthly installments. A participant with a vested balance less than $5,000 will receive a lump sum payment equal to the participant's vested account balance.

Plan participants are eligible for normal retirement at age 65 but may elect to retire at a later date. Upon attainment of 65 years of age, death, or determination of disability, a participant becomes 100% vested regardless of the number of credited years of service completed.

PLAN EXPENSES. The employer pays for all costs to administer the plan with the exception of loan origination and loan maintenance fees. This provides an additional benefit to the participant. The administration costs are not reflected in the Plan's financial statements.

EMPLOYER DIRECTED. Employer directed funds are invested in the Restricted Fund, which is managed by the Employer. Assets in the Restricted Fund at July 31, 1999 and 1998 include: Balcor Pension Investors II and III, Benham Stable Value Government Fund, and Scout Prime Pooled Investment. Transfers from the Restricted Fund to the Unrestricted Fund are directed by the Plan Committee.

PARTY IN INTEREST TRANSACTIONS. Certain investments are in funds managed by the trustee of the Plan and therefore, qualify as party in interest.

INVESTMENT OPTIONS:

PARTICIPANT DIRECTED. Participant directed contributions may be invested in one or more of thirteen funds. A brief summary description of each investment option follows:

BENHAM STABLE VALUE GOVERNMENT FUND. A fund which seeks to provide current income while maintaining a stable share price. It is managed by SEI Trust Co.

BENHAM PREMIUM BOND FUND. A fund which seeks a high level of income from a portfolio of longer-term bonds and other debt obligations.

AMERICAN CENTURY BALANCED FUND. A fund which seeks capital growth and current income by investing in equity securities with prospects for growth and in investment grade bonds and other fixed income securities.

TWENTIETH CENTURY SELECT FUND. A fund comprised primarily of income-producing equity securities of larger companies with the potential for appreciation.

TWENTIETH CENTURY ULTRA FUND. A fund comprised primarily of equity securities of medium and smaller companies with the potential for appreciation.

TWENTIETH CENTURY INTERNATIONAL GROWTH FUND. A fund which seeks capital growth by investing primarily in an internationally diversified portfolio of common stocks.

BARCLAYS EQUITY INDEX FUND. A fund invested primarily in stocks of a broad array of established U.S. Companies. It invests to match the performance of the Standard & Poor's 500 Composite Price Index (S&P 500 Index) by investing in most of the same companies. During plan year 1999, this investment option was replaced by the American Century Equity Index Fund.

AMERICAN CENTURY EQUITY INDEX FUND. A fund which seeks long-term capital growth by investing in stocks that comprise of the S&P 500 Index.

AMERICAN CENTURY STRATEGIC ALLOCATION: CONSERVATIVE. A fund seeking to provide regular income through emphasizing investment in bonds and money market securities combined with the potential for moderate long-term return as the result of its stake in equity securities.

AMERICAN CENTURY STRATEGIC ALLOCATION: MODERATE. A fund emphasizing investment in equity securities but maintaining a sizable stake in bonds and money market securities.

AMERICAN CENTURY STRATEGIC ALLOCATION: AGGRESSIVE. A fund emphasizing investment in equity securities, but maintaining a smaller portion of its assets in bonds and money market securities.

AMERICAN CENTURY VALUE FUND. A fund investing primarily in equity securities of well established companies with intermediate to large market capitalizations that are believed by fund management to be undervalued at the time of purchase.

TWENTIETH CENTURY VISTA FUND. A fund investing primarily in medium sized and smaller companies with above average prospects for appreciation.

ISCO, INC. COMMON STOCK FUND. A fund invested primarily in Isco, Inc. common stock. Isco, Inc. is a party-in-interest and sponsor of the Plan.

NOTE B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING. The financial statements of the Plan are prepared under the accrual method of accounting.

USE OF ESTIMATES. The preparation of the financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

INVESTMENT VALUATION AND INCOME RECOGNITION. Investments are stated at fair value. Fair value of marketable securities is determined by reference to the closing quoted price by the exchange on which the security is listed or the closing net asset value as reported by the mutual fund. Participant loans are stated at their outstanding principal balance. The amounts shown in Note C for securities that do not have a quoted market price represent fair value estimated by an independent third party.

Investment transactions are recognized on a settlement date basis. The net realized and unrealized appreciation (depreciation) of investments is recognized in the statements of changes in net assets available for benefits. The fair value at the beginning of the plan year, or the purchased cost if acquired during the year, is used in determining realized and unrealized gains and losses on the sale of each investment.

PAYMENT OF BENEFITS. The Plan's policy is to record benefit payments upon distribution to the participants. Benefits payable to retired and terminated participants were $303,388 and $19,853 at July 31, 1999 and 1998, respectively.

CONTRIBUTIONS. The employer profit sharing contribution is computed as of the end of the Employer's fiscal year and is recorded by the Plan in the corresponding period, but is allocated to participants' accounts in the plan quarter in which the profit sharing contribution is made to the Plan. Participant contributions are recorded in the period in which the bi-weekly payroll deductions are made. The Employer 401(k) matching contributions are also recorded in the period that the payroll deductions are made.

NEW ACCOUNTING PRONOUNCEMENTS. The Plan has elected to early adopt Statement of Position 99-3 "Accounting and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters". As a result, the Plan is no longer required to disclose information by fund in the financial statements.

RECLASSIFICATIONS. Certain reclassifications have been made to the prior years' financial statements to conform to the current years' presentation.

NOTE C. INVESTMENTS

The following schedules present the fair values of investments.


                                  July 31, 1999
-------------------------------------------------------------------------------------------------------------------
                                                                                     Number of
                                                                                    Shares/Units   Fair Value
                                                                                    ------------   ----------
Investments at fair value as determined by quoted market price:
Money Market:
    Benham Stable Value Government Fund                                             2,659,593   $    2,660
    Scout Prime Pooled Investment                                                      35,280           35
Mutual Funds:
    Twentieth Century International Growth Fund                                       154,584        1,625
    Twentieth Century Ultra Fund                                                      192,846        7,006
    Twentieth Century Select Fund                                                     186,674        9,539
    American Century Balanced Fund                                                    169,391        3,179
    Benham Premium Bond Fund                                                           82,621          806
    American Century Value Fund                                                        90,342          604
    Twentieth Century Vista Fund                                                       29,613          390
    American Century Equity Index Fund                                                100,247          537
    American Century Strategic Allocation: Conservative                                19,914          111
    American Century Strategic Allocation: Moderate                                    35,061          226
    American Century Strategic Allocation: Aggressive                                  25,140          178
Other Investments:
    Isco, Inc. Common Stock Fund                                                       78,159          464

Investments at estimated fair value:
    Balcor Pension Investors II                                                           101            8
    Balcor Pension Investors III                                                          202            5
                                                                                                ----------
Total Investments at Fair Value                                                                 $   27,373
                                                                                                ----------
                                                                                                ----------
-------------------------------------------------------------------------------------------------------------------



                                  July 31, 1998
------------------------------------------------------------------------------------------------------------------
                                                                                     Number of
                                                                                    Shares/Units        Fair Value
                                                                                    ------------      ------------
Investments at fair value as determined by quoted market price:
Money Market:
    Benham Stable Value Government Fund                                              2,027,891          $    2,028
    Chase Manahattan Bank Pooled Investment                                             64,480                  64
Mutual Funds:
    Twentieth Century International Growth Fund                                        165,207               1,763
    Twentieth Century Ultra Fund                                                       176,386               6,010
    Twentieth Century Select Fund                                                      154,747               7,884
    American Century Balanced Fund                                                     148,742               3,034
    Benham Premium Bond Fund                                                            78,246                 797
    American Century Value Fund                                                         88,713                 621
    Twentieth Century Vista Fund                                                        28,513                 331
    American Century Strategic Allocation: Conservative                                 12,873                  72
    American Century Strategic Allocation: Moderate                                     29,789                 189
    American Century Strategic Allocation: Aggressive                                   21,158                 144
Bank Collective Funds:
    Barclays Equity Index Fund                                                          16,122                 428
Other Investments:
    Isco, Inc. Common Stock Fund                                                        68,021                 442

Investments at estimated fair value:
    Balcor Pension Investors II                                                            101                   8
    Balcor Pension Investors III                                                           202                   5
                                                                                                        ----------
Total Investments at Fair Value                                                                         $   23,820
                                                                                                        ----------
                                                                                                        ----------
------------------------------------------------------------------------------------------------------------------

During the years ended July 31, 1999 and 1998, the Plan's investments appreciated (depreciated) as follows:


     Net Realized and Unrealized Appreciation (Depreciation) in Fair Value

------------------------------------------------------------------------------------------------------------------

                                                                                  1999             1998
                                                                                  ----             ----

Investments at fair value as determined by quoted market price:
Mutual Funds:
    Twentieth Century International Growth Fund                                  $ (23)           $ 144
    Twentieth Century Ultra Fund                                                   519              (20)
    Twentieth Century Select Fund                                                  253              287
    American Century Balanced Fund                                                (229)             106
    Benham Premium Bond Fund                                                       (37)               3
    American Century Value Fund                                                    (30)             (65)
    Twentieth Century Vista Fund                                                    49              (82)
    American Century Equity Index Fund                                              42               --
    American Century Strategic Allocation: Conservative                              1               --
    American Century Strategic Allocation: Moderate                                  5                8
    American Century Strategic Allocation: Aggressive                                8               10
Bank Collective Funds:
    Barclays Equity Index Fund                                                      57               65
Other Investments:
    Isco, Inc. Common Stock Fund                                                   (34)            (116)

Investments at estimated fair value:
    Balcor Pension Investors II                                                    --                (6)
    Balcor Pension Investors III                                                   --               (22)
                                                                                 ------           -------
                                                                                 $ 581            $ 312
                                                                                 ------           -------
                                                                                 ------           -------
------------------------------------------------------------------------------------------------------------------

NOTE D. PLAN TERMINATION

Although Isco, Inc. has not expressed any intent to terminate the Plan, it may do so at any time by giving 30 days notice to the Plan Committee, the Plan Administrator, and the Trustee. In the event of such termination, Plan assets would be valued and participants' accounts would be adjusted to reflect the allocation of net gains and losses of the underlying investments. At that time, participants' accounts would become fully vested and nonforfeitable.

NOTE E. FEDERAL INCOME TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service dated September 7, 1995, which states that the Plan, as amended June 17, 1994, meets the requirements of Section 401(a) of the Internal Revenue Code and is, therefore, exempt from Federal income tax under Section 501(a) of the Code. The Plan administrator believes that the Plan is in compliance with current regulations. Therefore, no provision for income taxes is provided in the financial statements of the Plan.

Plan income, participant pretax contributions, and employer contributions represent taxable income to the participating employees at the time of distribution.

                         ISCO, INC. RETIREMENT PLU$ PLAN
                                     PN 001
                                 EIN #47-0461807
               (amounts in thousands, except per share/unit data)

           ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

                                  July 31, 1999

-------------------------------------------------------------------------------------------------------------------
Column B                                                             Column C          Column D      Column E
--------                                                     ----------------------    ---------     --------------
                                                                  Description of
                                                             investment including
                                                                collateral, rate of
                                                            interest, maturity date,                  Current
Identity of issue, borrower, lessor or similar party         par or maturity value      Cost            value
----------------------------------------------------        ------------------------   ---------     --------------
MONEY MARKET:
*Benham Stable Value Government Fund                         2,659,593 shares           $2,660          $2,660
*Scout Prime Bank Pooled Investment                             35,280 shares               35              35

MUTUAL FUNDS:
*Twentieth Century Select Fund                                 186,674 shares            7,785           9,539
*American Century Balanced Fund                                169,391 shares            2,854           3,179
*Benham Premium Bond Fund                                       82,621 shares              828             806
*Twentieth Century Ultra Fund                                  192,846 shares            5,140           7,006
*Twentieth Century International Growth Fund                   154,584 shares            1,238           1,625
*Twentieth Century Vista Fund                                   29,613 shares              345             390
*American Century Equity Index Fund                            100,247 shares              453             537
*American Century Value Fund                                    90,342 shares              604             604
*American Century Strategic Allocation: Conservative            19,914 shares              106             111
*American Century Strategic Allocation: Moderate                35,061 shares              207             226
*American Century Strategic Allocation: Aggressive              25,140 shares              143             178

OTHER INVESTMENTS:
*Isco, Inc. Common Stock Fund                                   78,159 shares                              464
*Participant loans                                        Interest rates ranging
                                                          from 9.00% to 10.25%
                                                          maturing October 1999
                                                          through June 2004                 --             450
Balcor Pension Investors II                                        101 Units                61               8
Balcor Pension Investors III                                       202 Units                60               5
                                                                                                       -------
*Party-in-interest                                                                                     $27,823
                                                                                                       -------
                                                                                                       -------


                         ISCO, INC. RETIREMENT PLU$ PLAN
                                     PN 001
                                 EIN #47-0461807
           (amounts in thousands, except number of transactions data)

                 ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS

                             SERIES OF TRANSACTIONS

                        FOR THE YEAR ENDED JULY 31, 1999


        Column A                   Column B                 Column C     Column D        Column E       Column F
--------------------        -------------------          -------------- ----------   --------------  -------------
                                                                         Total Dollar
        Identity of                                        Number of       Value of      Total Dollar
    Party Involved             Description of Asset       Transactions     Purchases   Value Of Sales   Net Gain
----------------------- -------------------------------  --------------   ----------- ---------------   ----------
*Twentieth Century      Select Fund                          96             $2,881     $  --              $  --
*Twentieth Century      Select Fund                          57                --        1,479              116
*Twentieth Century      Ultra Fund                           85              1,749         --                --
*Twentieth Century      Ultra Fund                           62                --        1,272              144
*Benham                 Stable Value Government Fund         78              3,154         --                --
*Benham                 Stable Value Government Fund         43                --        2,455               --



*Party-in-interest